Exhibit 99.3

FOR IMMEDIATE RELEASE	CONTACT:	Mike Szudarek
Robert Moll
248.855.6777

TRIMAS CORPORATION ANNOUNCES STRATEGIC ADDITION TO
BOARD OF DIRECTORS

Bloomfield Hills, Mich. — August 3, 2006 — TriMas Corporation announced today that Richard M. Gabrys has been elected to its board of directors.

Gabrys is a retired vice chairman for Deloitte & Touche and interim dean of the School of Business Administration of Wayne State University.  He also serves on the board for Dana Corporation and is the chair of the audit committee and a member of the finance committee.

“We are proud to have Dick on our board of directors,” said Grant Beard, CEO of TriMas Corporation.  “His many years of experience in public accounting as well as his board experience complement the insight and leadership provided by our current board.”

Gabrys received his bachelor’s of science from King’s College.  He is a graduate of Stanford University and Northwestern University executive programs.  He also is a graduate of the executive program at the International Institute of Management Development in Lausanne, Switzerland.  He is a certified public accountant licensed in Michigan.

In a move to increase its percentage of independent directors, TriMas also announced today the departure of board members Gary M. Banks, Timothy D. Leuliette and W. Gerald McConnell.  Additionally, Arthur W. Huge resigned from the board of directors, as well as the company’s audit committee, citing the demands of his primary professional commitments.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into five strategic business segments: Packaging Systems, Energy

Products, Industrial Specialties, RV & Trailer Products and Recreational Accessories. TriMas has about 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.

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